Exhibit 99.1

Hologic Announces Preliminary Revenue Results for Second Quarter of Fiscal 2020, Withdraws 2020 Financial Guidance due to COVID-19 Pandemic

-- Revenue of $756.1 Million Declines 7.6% due to Cynosure Divestiture, 7.1% in Constant Currency --

-- Excluding Acquisitions and Divestitures, Revenue Increases 0.5%, 1.1% in Constant Currency --

MARLBOROUGH, Mass.--(BUSINESS WIRE)--April 7, 2020--Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its second fiscal quarter ended March 28, 2020, and withdrew its 2020 financial guidance due to the uncertain economic impact of the COVID-19 pandemic.

The Company expects to report total revenues of $756.1 million, a decrease of 7.6% compared to the prior year period, or 7.1% in constant currency. Excluding acquisitions and divestitures, organic revenues of $735.1 million are expected to increase 0.5%, or 1.1% in constant currency.

“Our second quarter revenue results reflect the strong underlying momentum that has been building at Hologic over the last few years, and give us confidence that we will emerge from the current COVID-19 pandemic as a stronger company,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “We performed very well through most of the quarter, led by our U.S. Surgical and Diagnostics businesses, and our European franchises. However, disruptions caused by COVID-19 had a significant negative impact on sales in late March, as elective procedures and appointments were deferred, and our customers focused on responding to the pandemic. It has become clear that a lynchpin of that response is increasing diagnostic testing for the virus, and we are proud to be playing a leading role in this effort.”

For the second quarter of fiscal 2020, global revenues by division are expected to be:

$s in millions	Preliminary Q2’20	Q2’19	Reported Change	Constant Currency Change
Diagnostics	$319.2	$296.7	7.6%	8.3%
Excluding Blood	$304.0	$283.3	7.3%	8.0%
Breast Health	$307.8	$321.5	(4.3)%	(3.7)%
Excluding SuperSonic Imagine (SSI)	$302.0	$321.5	(6.1)%	(5.5)%
Medical Aesthetics*	$0	$73.8	NA	NA
GYN Surgical	$105.4	$102.2	3.1%	3.6%
Skeletal Health	$23.7	$24.2	(2.1)%	(1.6%)
Total	$756.1	$818.4	(7.6)%	(7.1%)
Excluding Blood, SSI, Aesthetics	$735.1	$731.2	0.5%	1.1%

* Hologic completed the divestiture of its Cynosure medical aesthetics business on December 30, 2019.

Withdrawal of Financial Guidance

The COVID-19 pandemic and related economic disruption had a significant negative effect on Hologic’s business in late March. Most notably, sales of Breast Health products were weaker than expected as customers focused on responding to COVID-19, and restricted access to their facilities in order to limit the virus’s spread. In addition, sales of GYN Surgical and Diagnostics products were hurt by the deferral of elective procedures and physician office visits. These lower-than-expected revenues are expected to negatively affect gross margin in the second quarter, resulting in earnings per share (EPS) below the Company’s prior expectations.

Hologic expects these factors to continue to have a significant negative impact on its future revenue, especially in the third quarter of fiscal 2020. As a result, the Company is implementing a number of measures to reduce expenses across the organization. However, because the scope and duration of the COVID-19 pandemic are uncertain, the Company cannot currently quantify the net financial effect of these factors. The Company is therefore withdrawing its financial guidance for the second quarter and full year 2020, which was provided on January 29, 2020.

Hologic has not yet completed its financial close processes for the second quarter of 2020, so full GAAP and non-GAAP financial results have not yet been finalized. Until Hologic reports its full financial results on April 29, 2020, the preliminary revenue results described in this press release are estimates only and are subject to revisions that could differ materially.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: organic revenue and constant currency percentage change in revenues. Organic revenue excludes the divested Blood Screening and Cynosure businesses and the acquired SSI business. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in the comparable prior year period. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP financial measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company’s estimated revenue results for the second quarter of fiscal 2020. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Actual results may differ from those indicated as a result of the finalization of second quarter financial statements as well as other risks and uncertainties, including, without limitation, the risks and uncertainties described from time to time in the filings made by the Company with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Quarterly Reports on Form 10-Q we have filed or will file. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588